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                                                                   EXHIBIT 10.20


                                 EXHIBIT 1.45

                     FORM OF TRANSITIONAL SUPPLY AGREEMENT

This is a TRANSITIONAL SUPPLY AGREEMENT ("TS Agreement"), dated November ___, 1997 between The Procter & Gamble Manufacturing Company, an Ohio corporation ("Supplier"), and MBW Investors LLC, a Delaware limited liability company ("Buyer"'). Each of Supplier and Buyer may hereafter be referred to as a "Party" or, collectively, as "Parties."

WHEREAS, Supplier, certain of Supplier's Affiliates, and Buyer have entered into an Asset Sale and Purchase Agreement, dated as of November ___ 1997 ("Sale Agreement"), pursuant to which Buyer will purchase the Acquired Assets (as defined in the Sale Agreement and a Transitional Services Agreement ("Services Agreement") dated November _____, 1997 pursuant to which Supplier's Affiliates will provide certain transitional services to Buyer); and

WHEREAS, in connection with the acquisition, Buyer wishes that Supplier continue Manufacturing (as defined hereinafter) Products (as defined hereinafter) for the period set forth herein;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements, and conditions contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

1.01 General. Any capitalized term used but not defined herein will have the meaning set forth in the Sale Agreement or the Services Agreement.

1.02 "Contract Manufacturing" means the Manufacturing of Products of the Business by any third party pursuant to an agreement with Supplier. The terms "Contract Manufacture", "Contract Manufacturer" and "Contract Manufactured" will have the appropriate derivative meanings.

1.03 "Major Repairs" means repairs or replacements of equipment (including Equipment) or facilities used in the Manufacture of Products to the extent such repairs or replacements exceed the monthly repair, replacement and maintenance cost assumed in Schedule TS9.01.

1.04 "Manufacturing" means the sourcing and warehousing of raw and packaging materials, compounding, component preparation, incoming and outgoing quality control, fabrication, filling, inspecting, labeling, packing, packaging and/or
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      warehousing of any Product, or any part thereof as well as associated activities, in accordance with the Specifications and the terms and conditions of this TS Agreement. It will also mean the management of any Contract Manufacturing. The terms "Manufacture" and "Manufactured" will have the appropriate derivative meanings.

1.05 "Plant" means that portion of Supplier's facility located in Jackson, Tennessee, that is used exclusively in the Business and/or such other facility of Supplier as may be used exclusively in the Manufacture of Products.

1.06 "Products" means, except where specifically qualified in this TS Agreement, all of the SKUs of the Business as formulated and packaged for sale as of Closing, whether Manufactured before or after the date hereof together with any Mandatory Changes, Alterations and/or Additional Modifications.

1.07 "Product Category" means the particular type of Product. For purposes of this TS Agreement, a Product may be categorized as one of the following: angel food cake mix; brownie mix; layer cake mix; cookie mix; frosting; muffin mix; and all other mixes.

1.08  "SKUs" means Stock Keeping Units.

1.09 "Specialty Mixes" means angel food cake mix, brownie mix, cookie mix, muffin mix and all other mixes except layer cake mix.

1.10 "Specifications" means the procedures, requirements, formula(e) and standards related to Products employed by Supplier as of the Closing Date, as amended pursuant to this TS Agreement.

1.11 "Transitional Period" means that period commencing on the Closing Date ending on the following date for the following Products:

      Specialty Mixes  6 months after the Closing Date

      frosting         9 months after the Closing Date

      layer cake mix   15 months after the Closing Date

1.12 Other Definitions. Other terms defined in this Agreement, and the location where they are defined, are:

      "Affected Party".....................Section 18.04
      "Additional Modifications"...........Section 6.03
      "Alterations"........................Section 6.02

                                      -2-
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
      "Baseline"........................................Section 3.02(b)
      "Buyer"...........................................Preamble
      "Closing Date Month"..............................Section 3.01
      "Defaulting Party"................................Section 17.01
      "Demands".........................................Section 13.01
      "Distribution Center Pipeline Inventory"..........Section 5.05
      "FIFO"............................................Section 5.02
      "First Going Month"...............................Section 3.01
      "First Removal"...................................Schedule TS2.01
      "Forecast"........................................Section 3.02
      "Forecast Update".................................Section 3.03
      "Initial Forecast"................................Section 3.01
      "Mandatory Changes"...............................Section 6.01
      "Next Month"......................................Section 3.02
      "Non-Affected Party"..............................Section 17.04
      "Non-Defaulting Party"............................Section 16.01
      "Party"/"Parties".................................Preamble
      "Sales Agreement".................................Preamble
      "Second Month"....................................Section 3.02(b)
      "Second Removal"..................................Schedule TS2.01
      "Services Agreement"..............................Preamble
      "Supplier"........................................Preamble
      "Technical Services"..............................Section 11.01
      "Technical Services Period".......................Section 11.01
      "Third Month".....................................Section 3.02(b)
      "Third Removal"...................................Schedule TS2.01
      "Training Services"...............................Section 11.02
      "TS Agreement"....................................Preamble
      "TS Agreement Termination Date"...................Section 17.01


                                  ARTICLE II
                               BASIC OBLIGATIONS

2.01 Supplier's Obligation. Subject to the limitations and conditions of this TS Agreement, during the Transitional Period Supplier will Manufacture for Buyer, or arrange to have a third party Contract Manufacture for Buyer, or arrange for an Affiliate of Supplier to sell to Buyer, all or a portion of Buyer's requirements (up to the maximums set forth in Schedule TS2.01) for Products in compliance with the Specification and will perform certain Technical Services and Training Services for Buyer pursuant to
      Article 11.

                                      -3-
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2.02  Buyer's Obligation. Subject to the limitations and conditions of this TS
      Agreement, during the Transitional Period Buyer will purchase from Supplier all or a portion of its requirements (up to the maximums set forth in Schedule TS2.01) for Products, at the prices set forth on Schedule TS9.01 or at such other prices as may be determined in accordance with this TS Agreement. Buyer will also be responsible for paying various other expenses related to the Manufacture and shipment of the Products and related to the Technical Services and Training Services, as set forth elsewhere in this TS Agreement.


                                  ARTICLE III
                  MANUFACTURING SCHEDULING/REPORTS/LOCATIONS

3.01 Initial Forecast. Prior to the Closing Date, Buyer and Supplier will work together in good faith to develop a forecast ("Initial Forecast") of Buyer's requirements, by SKU and by shipment location (as designated pursuant to Section 5.01), for the period from the Closing Date until the end of the calendar month in which the Closing Date falls (the "Closing Date Month"), as well as for the first calendar month after the Closing Date Month (the "First Going Month"). On the Closing Date, this Initial Forecast will constitute a firm written purchase order, and Supplier will Manufacture and Buyer will purchase the quantities set forth in this Initial Forecast.

3.02 Rolling Forecast. On the 8th calendar day of the First Going Month and each subsequent month, Buyer will deliver to Supplier a forecast (the "Forecast") of Buyer's requirements, by SKU and by shipment location (as designated pursuant to Section 5.01) for the calendar month following the month in which the Forecast is delivered (the "Next Month"), as well as for all subsequent months of the Transitional Period.

      (a) Permitted Variations from Forecast for Next Month. Upon delivery, the Forecast will constitute a firm written purchase order for the Next Month; provided, however, that if Buyer provides written notice to Supplier prior to the 5th calendar day of the Next Month, Buyer will be permitted to vary the quantities specified in the Forecast for that Next Month by up to 10% by SKU, with a maximum variation of up to 5% by Product Category.

      (b)  Permitted Variations from Forecast for Two Subsequent Months. First
                                                                         -----
           Forecast. The first Forecast delivered by Buyer will also form a
           --------
           baseline order ("Baseline") for the month following the Next Month (the "Second Month"), and for the month after that (the "Third Month"). Between the time of the first Forecast and the time when the quantities specified in that Forecast for the Second Month constitute a firm written purchase order, Buyer may vary the Baseline quantities for the Second Month by up to 20% by SKU, with a maximum variation of up to 10% by Product Category (in addition to the variation permitted after the forecasted quantities constitute a firm written purchase order by Section 3.02(a) above). Subsequent
                                            ----------

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          Forecasts. Each Forecast after the first Forecast will form a Baseline
          ---------
          for the Third Month. Between the time of any Forecast (including the first Forecast) and the time when the quantities specified in that Forecast for the Third Month constitute a firm written purchase order, Buyer may vary the Baseline quantities by up to 20% by SKU, with a maximum variation of up to 10% by Product Category (in addition to the variation permitted after the forecasted quantities constitute a firm written purchase order by Section 3.02(a) above).
An illustration of these permitted variations is set forth in Schedule TS3.02.

Notwithstanding the foregoing, if during any period, Buyer desires to purchase a quantity of Products that exceeds the amounts set forth in any Forecast, Buyer will notify Supplier in writing, and Supplier will consider such request and may, in its sole discretion, accommodate Buyer, but will be under no obligation to supply such additional quantities.

3.03 Forecast Updates. On Thursday of each week, Buyer will provide Supplier with an interim update ("Forecast Update") to the most recent Forecast. Forecast Updates will have no impact on the firm written purchase order quantities, the Baseline quantities, or any variations from such quantities permitted by Section 302, but will serve as a means to identify in advance any problem areas.

3.04 Reports by Supplier. If requested by Buyer, Supplier will provide Buyer with monthly raw material, packing material and finished Product reports reflecting Manufacturing, Contract Manufacturing, shipments, inventories, and non-binding projections related thereto. These reports will be issued during the first 10 Business Days of the month following the date of the request, provided the request is received by the 20th calendar day of the previous month.

3.05 Relocation of Manufacturing. If during the Transitional Period for any Product(s), Supplier elects to relocate any Manufacturing or Contract Manufacturing of such Product(s) to a facility(ies) different from the facility(ies) then Manufacturing or Contract Manufacturing Product, Supplier will notify Buyer at least 30 days prior to such relocation and will be solely responsible for any additional Manufacturing expenses during the Transitional Period for such Product(s) resulting from such relocation; provided, however, that if such relocation is mutually agreed upon between Supplier and Buyer (Buyer's agreement not to be unreasonably withheld if it intends to utilize such different facility(ies) on an ongoing basis after the Transitional Period), Buyer will be responsible for any such additional expenses.

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                                  ARTICLE IV
                            MATERIALS AND EQUIPMENT

4.01 Sources of Materials. Supplier will source all raw and packaging materials required for Manufacturing or Contract Manufacturing Products from vendors reasonably selected by Supplier consistent with Supplier's ordinary past business practices and in quantities reasonably calculated to meet Buyer's Forecasts in a cost-effective manner.

4.02 Decisions About and Costs of Major Repairs. Buyer and its agents will be permitted reasonable access to the Plant to make an independent assessment of the need for and estimated cost of Major Repairs. Buyer will have the right, in its sole discretion, to determine whether a Major Repair should be made. Buyer will also have the right to select, and determine the method of selection of, the Person to make Major Repairs, including by means of solicitation of bids, subject in all cases to Supplier's approval, which will not be unreasonably withheld. The cost of Major Repairs will be borne by Buyer, except to the extent Major Repairs are due to Supplier's negligence, gross negligence, intentional misconduct or breach of this TS Agreement, in which case such cost will be borne by Supplier. Supplier will not be held liable for Manufacturing delays, disruptions, or adverse effects upon Product quantity or quality arising out of or related to Buyer's exercise of its rights under this Section 4.02, except to the extent any such delays, disruptions or adverse effects upon Product quantity or quality are the direct result of Supplier's negligence, gross negligence, intentional misconduct or breach of this TS Agreement.

4.03 Normal Repair and Replacement of Equipment. Supplier will be responsible for all repairs or replacement of equipment (including Equipment) or facilities used in the Manufacture of Products to the extent such repairs or replacements are not Major Repairs.


                                   ARTICLE V
                             STORAGE AND SHIPPING

5.01  Storage and Shipping.
      (a) During the Transitional Products Shipment Period, Supplier will store Products at existing Supplier plants and distribution centers. Supplier will be responsible for all damages to or loss of Products that take place while Products are stored in Supplier controlled distribution centers.
      (b) After the Transitional Products Shipment Period, Supplier will ship, or arrange for a Contract Manufacturer to ship, Products in full truckload quantities (on common carriers selected by Buyer) at Buyer's expense (including without limitation any duties payable in respect of any shipment)

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           and risk of loss from the Plant or Contract Manufacturer's facility
           (i.e., F.O.B. Supplier Plant or F.O.B. Contract Manufacturer's facility) to 5 locations specified by Buyer in writing at least 15 calendar days prior to Supplier's first shipment. Upon 30 calendar days prior notice to Supplier, Buyer may change any destination for shipment of Products from the Plant or any Contract Manufacturer's facility. Neither Supplier nor any Contract Manufacturer will be responsible for month-month storage of finished product inventory, it being anticipated that all Product Manufactured will be shipped pursuant to Buyer's Forecast for each month.

5.02 Order of Use for Raw and Packaging Materials and Inventory by Supplier. Supplier will use raw and packaging materials for its Manufacture of Products on a first-in, first-out basis ("FIFO") consistent with Supplier's past ordinary business practices. Any Product inventory as of Closing will likewise be used first to satisfy Buyer's requirements.

5.03 Common Carrier Claims. After the Transitional Products Shipment Period, all claims by or to common carriers in connection with Products will be the responsibility of Buyer, except to the extent any such claim by a common carrier is due to Supplier's negligence, gross negligence, intentional misconduct or breach of this TS Agreement.

5.04 Pallets. Supplier and any Contract Manufacturer will ship Products to Buyer on CHEP pallets. After the Transitional Products Shipment Period, Buyer will, at its discretion, either pay Supplier for such pallets at Supplier's or any Contract Manufacturer's actual cost, as applicable, or establish a lease contract for such pallets directly with Chep USA.

5.05 Distribution Center Pipeline Inventory. Prior to the Closing, Supplier and Buyer will mutually agree on a commercially reasonable inventory of Products (the "Distribution Center Pipeline Inventory") which Supplier will, by the end of the Transitional Products Shipment Period, ship to Buyer's distribution centers to help Buyer meet anticipated customer orders from its distribution centers after the Transitional Products Shipment Period.


                                  ARTICLE VI
                           CHANGES TO SPECIFICATIONS

6.01 Mandatory Changes. Prior to the Closing, Supplier and Buyer will mutually agree on artwork and label changes to remove Supplier's names and consumer information telephone number ("Mandatory Changes"), which Supplier may make on its own timing; provided, however, that if Supplier elects not to use the

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      Mandatory Changes after 3 months after Closing, such election will not constitute a breach by Buyer of Section 6.25 of the Sale Agreement.

6.02 Alterations. Upon 90 days' prior written notice to Supplier, Buyer may alter the Specifications for artwork and label copy of Product ("Alterations") without the consent of Supplier; provided that Buyer will be responsible at the time of the notice for:

      (a) providing Specifications and any other materials required or prudent for implementation of such Alterations, including, without limitation, artwork;
      (b) having secured from any Governmental Entity any approvals that may be necessary or advisable in connection with any Alteration, and Buyer will also be responsible for;
      (c)  any resulting increases in Manufacturing costs;
      (d) all liabilities, costs or expenses, including those of third parties, arising out of or related to Alterations, including those related to the failure or alleged failure of the Alterations to comply with applicable laws and regulations; and
      (e) all costs of scrapping raw or packaging materials (including the costs of the raw or packaging materials) or secondary market disposition of finished goods associated with any Alterations; provided, however, that Supplier and Buyer will share on an equal basis any scrapping costs for packaging materials associated with any Alterations after the 90 day notice period.

6.03 Additional Modifications. Buyer will not require Supplier to Manufacture any new SKUs that have not previously been marketed by Supplier as part of the Business. If, during the Transitional Period, Buyer wishes Supplier to Manufacture any SKUs that have previously been marketed but are not currently marketed by Supplier as part of the Business, or to make changes to the Specifications for existing SKUs other than Alterations (collectively "Additional Modifications"), Supplier will in good faith conduct a study into the cost and feasibility of such Additional Modifications. If, based on this study, Supplier concludes that the Additional Modifications can be achieved without significant hardship to Supplier or to the relocation of the Equipment, and if Supplier and Buyer reach a mutually acceptable agreement regarding the price and other particulars of the Additional Modifications, Supplier will make a good faith effort to implement the Additional Modifications.

For any Additional Modifications agreed to by Supplier and Buyer:
(a) Supplier and Buyer will mutually agree upon a schedule for any such Additional Modifications to minimize the incremental costs resulting from such Additional Modifications;
(b) Buyer will be responsible for the same requirements and expenses as set forth above with respect to Alterations;
(c) Buyer will pay for and provide any new Equipment necessary to Manufacture Products with such Additional Modifications; and

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(d)  the prices (and all components thereof) charged for the Products as set forth on Schedule TS9.01 thereto may be adjusted by Supplier (on a retroactive basis to the date of such Additional Modifications) to reflect incremental costs resulting from any such Additional Modifications.

6.04 Discontinuations. With 90 days written notice, and subject to Supplier's approval (which will not be unreasonably withheld), Buyer may from time to time discontinue existing SKUs.


                                  ARTICLE VII
                               QUALITY ASSURANCE

7.01 Supplier Tests. Supplier and any Contract Manufacturer will perform quality control tests and assays on raw and packaging materials and finished Products in accordance with Specifications.

7.02 Buyer Inspections. Supplier will permit Buyer's designated representatives to inspect and visit from time to time the Plant for the purpose of determining compliance with this TS Agreement. Such inspections will occur during regular business hours after reasonable written notice to Supplier. Buyer will not disrupt Supplier's operations.

7.03 Buyer Tests. At Buyer's request Supplier or any Contract Manufacturer will, at Buyer's expense, send a reasonable number of Product samples to Buyer for examination and testing, at Buyers expense, to assure conformity with Specifications.


                                 ARTICLE VIII
                             COMPLIANCE WITH LAWS

8.01 Laws Related to Manufacturing. Supplier will comply in all Material respects with laws and regulations relating to environmental matters, wages and hours, equal employment opportunity, tax withholding on payrolls, working and sanitary conditions and workers' compensation, in each case at the Plant with respect to Products.

8.02 Laws Related to Products. Notwithstanding Section 8.01, Buyer will be responsible for complying in all material respects with all other laws and regulations relating to Products (without regard to whether such Products have been the subject of any Alteration or Additional Modification), including without

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      limitation laws relating to the formulation, transportation, labeling, sale, marketing and distribution of Products.


                                  ARTICLE IX
                                     PRICE

9.01 Pricing and Cost Assumptions. Schedule TS9.01 sets forth, by SKU, the price Buyer will pay Supplier for Products. Schedule T59.01 also sets forth major assumptions concerning the Manufacturing or Contract Manufacturing costs of Products. In the event of any increase or decrease in Manufacturing or Contract Manufacturing costs, (not including cost changes associated with any decision by Supplier to switch from Manufacturing Products itself to partial or full Contract Manufacturing of some or all Products, except as provided in Section 3.05) Supplier will pass such increase or decrease through to Buyer, such that the price Buyer will pay Supplier for Products will reflect such increase or decrease. Supplier will notify Buyer in writing of any such increase or decrease at least 15 calendar days prior to the effectiveness of such increase or decrease. The notice will include:
      (a)  the reason for the increase or decrease;
      (b)  the date when the increase or decrease will take effect; and
      (c)  the amount of the increase or decrease.
      Supplier will use its reasonable efforts to minimize Manufacturing and Contract Manufacturing cost increases consistent with its ordinary past business practices; provided, however, that this requirement will not limit Supplier's ability to switch from Manufacturing Products itself to partial or full Contract Manufacturing of some or all Products.


                                   ARTICLE X
                                    PAYMENT

10.01 Invoicing and Payment. Supplier will send Buyer an invoice for each truckload shipment of Products. All invoices will be based upon the bill of lading describing the Products and quantity of Products shipped to Buyer (or shipped to trade customers during the Transitional Products Shipment Period). Buyer will be responsible for paying each invoice within 30 calendar days of the date of such invoice and payment will not be delayed pending delivery of Products by any common carrier or resolution of any disputes between Buyer and any common carrier regarding the shipment. Buyer will pay Supplier a late payment charge of 12% per annum on any payment not received within the time period set forth above. Payment will be made in United States dollars and sent to the location designated in advance by Supplier.

                                  ARTICLE XI
                        TECHNICAL AND TRAINING SERVICES

11.01 Technical Services. From the Closing Date until the earlier of the termination of this TS Agreement or 15 months after the Closing Date (the "Technical Services Period"), Supplier will provide up to five thousand (5,000) person-hours of the time of appropriate personnel of Supplier or its Affiliate to assist Buyer in its efforts to prepare to Manufacture the Products (the "Technical Services").

11.02 Location and Scheduling of Technical Services. The Technical Services will be performed at such facilities of Buyer's or of Buyer's Contract Manufacturers as Buyer will designate or at other locations mutually agreed to by Supplier and Buyer (including Supplier's pilot Plant facility in Cincinnati, Ohio). Supplier and Buyer will mutually agree in good faith upon the scheduling of such Technical Services; provided, however, that such scheduling must not unreasonably interfere with the normal operations of Supplier or its Affiliates.

11.03 Payment for Technical Services. Buyer will reimburse Supplier for Supplier's out-of-pocket costs of providing the Technical Services. Such out-of-pocket costs include the cost of transporting the personnel performing the Technical Services, as well as their reasonable charges for food and lodging, but will not include their wages, salary or benefits.

11.04 Additional Technical Services. If Buyer desires a commercially reasonable level of additional hours of Technical Services during the Technical Services Period beyond the five thousand (5,000) hours specified in
       Section 11.01, it may so inform Supplier. If Supplier agrees to provide such Technical Services (such agreement not to be unreasonably withheld), Buyer will, in addition to making the payments to Supplier described in
       Section 11.03, pay Supplier one hundred fifty United States dollars (US $150) per hour for the services of the personnel who provide such Technical Services.

11.05 Training Services. From the Closing Date until the earlier of the termination date of this TS Agreement or 15 months after the Closing Date, Supplier will permit up to 20 employees of Buyer's or of any entity(ies) designated by Buyer to spend up to 20 Business Days at Supplier's Plant to receive training from personnel of Supplier's on the Manufacturing of the Products (the "Training Services"). Buyer will not be obligated to make any payment to Supplier for the Training Services, but Buyer will bear all of its costs in making its personnel (or the personnel of such other entity(ies) as it may designate) available at Supplier's Plant to receive the Training Services. Supplier and Buyer will mutually agree in good faith to schedule such Technical Services; provided, however, that such scheduling must not unreasonably interfere with the normal operations of Supplier or its Affiliates.

                                  ARTICLE XII
                      SUPPLIER'S WARRANTY AND DISCLAIMER

12.01 Warranty. Supplier warrants that it or Contract Manufacturer will pass to Buyer good and marketable title to the Products, free and clear of all material liens, claims, security interests and encumbrances of any kind, and that, at the time of Manufacture, the Products will be manufactured in accordance with and will comply with the Specifications therefor and will not be adulterated.

12.02 Limitation of Warranties. SUPPLIER MAKES NO WARRANTY, OTHER THAN THE WARRANTIES SET FORTH HEREIN OR IN THE SALE AGREEMENT. THE WARRANTIES SET FORTH HEREIN AND THEREIN ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTY THAT THE SERVICES PROVIDED UNDER THIS AGREEMENT WILL BE SUFFICIENT TO ALLOW BUYER TO SUCCESSFULLY TRANSITION, MANAGE OR OPERATE THE BUSINESS.


                                 ARTICLE XIII
                                INDEMNIFICATION

13.01 Buyer's Indemnification. Subject to Section 13.03, Buyer will defend, indemnify, and hold Supplier harmless from and against:
       (a) all claims, losses, liabilities damages, costs and expenses (including without limitation reasonable fees and expenses of attorneys incurred in investigation or defense) (collectively "Demands"), of any third-party Action arising out of or related to Products or breach of this TS Agreement by Buyer, except to the extent such Demand arises out of or relates to Supplier's breach of this TS Agreement,
      (b) all Demands arising from personal injury to employees of Buyer (or of any entity(ies) designated by Buyer) while at Supplier's Plant to receive Technical Services or Training Services, unless such Demands result from the sole negligence of Supplier; and
      (c) all costs and expenses of Supplier (including without limitation reasonable fees and expenses of attorneys) incurred in connection with the successful enforcement of any rights of Supplier under the indemnity provided in this Section 13.01.

13.02 Suppliers Indemnification. Subject to Section 13.03, Supplier will defend, indemnify and hold Buyer harmless from and against:
       (a) any Demand of any third-party Action to the extent such Demand arises out of or relates to breach of this TS Agreement by Supplier,
       (b) all Demands arising from personal injury to employees of Supplier or its Affiliates while at facilities of Buyer or of Buyers Contract Manufacturers to provide Technical Services, unless such Demands result from the sole negligence of Buyer or of Buyer's Contract Manufacturers; and
       (c) all costs and expenses of Buyer (including without limitation reasonable fees and expenses of attorneys) incurred in connection with the successful enforcement of any rights of Buyer under the indemnity provided in this Section 13.02.

13.03 Applicable Provisions of the Sale Agreement. Sections 9.01(b), (c), (d) and (e) and Sections 9.02(b), (c), (d) and (e) of the Sale Agreement will apply to the indemnification obligations under this TS Agreement as if the Demands hereunder were either a Supplier's Assertion or a Buyer's Assertion, as applicable, provided, however, all references therein to Seller will be deemed to be references to Supplier.


                                  ARTICLE XIV
                             INTELLECTUAL PROPERTY

14.01 Ownership of Intellectual Property. All Intellectual Property owned by either party will at all times be and remain the exclusive property of the owner thereof and this TS Agreement will not constitute a license except to the extent required to fulfill each party's obligations hereunder.


                                  ARTICLE XV
                      SUPPLIER'S USE OF BUYER'S PROPERTY

15.01 Books and Records. During the Transitional Period Supplier will be permitted, at no cost to Supplier, to retain and use any Books and Records or other documents transferred to the Buyer pursuant to the Sale Agreement to the extent necessary or advisable for Supplier to fulfill its obligations under this TS Agreement.

15.02 Equipment. During the Transitional Period Supplier will be permitted, at no cost to Supplier, to retain and use any Equipment transferred to the Buyer pursuant to the Sale Agreement to the extent necessary or advisable for Supplier to fulfill its obligations under this TS Agreement. Buyer will be permitted to label such Equipment as Buyer's property. Supplier will not assert or cause any lien to be placed on such Equipment. At the reasonable request of any secured lender of

       Buyer, Supplier will confirm that it waives any rights it may have under local law to assert landlord's, mechanic's or similar liens on such Equipment.


                                  ARTICLE XVI
                                     TERM

16.01 Term of Agreement. This TS Agreement will be effective for the duration of the Transitional Period.


                                 ARTICLE XVII
                            TERMINATION/EXPIRATION

17.01 Notice of Default. In addition to any other rights or remedies Buyer or Supplier may have at law or in equity, a party not in default under this TS Agreement (the "Non-Defaulting Party") may terminate this TS Agreement by giving written notice to the other party (the "Defaulting Party") of the Non-Defaulting Party's intention to terminate this TS Agreement upon the occurrence of either or both of the following events:
       (a) a breach by the Defaulting Party of any of its obligations hereunder; or
       (b) the filing by or against the Defaulting Party of a petition in bankruptcy, or any appointment of a receiver for the Defaulting Party or any substantial part of its assets, or any assignment for the benefit of the Defaulting Party's creditors.
       Such notice will identify a date for termination of this TS Agreement, which date will not be sooner than 20 Business Days after receipt of such notice by the Defaulting Party ("TS Agreement Termination Date"). If the event on which the notice is based is not cured prior to the TS Agreement Termination Date, then this TS Agreement will terminate on the TS Agreement Termination Date.

17.02 Termination Without Cause. Buyer may terminate this TS Agreement at any time without cause and without penalty by giving 90 calendar days prior written notice to Supplier.

17.03 Effect on Other Agreements/Survival of Certain Provisions. Termination of this TS Agreement will have no effect on any other agreements between Buyer and Supplier, unless an effect is mutually and specifically agreed in writing between the parties the termination of this TS Agreement will not relieve either party of any liability to the other based on acts or omissions prior to the termination of this TS Agreement. The following Sections will survive termination: Sections 13.01, 13.02, 13.03 and 17.04.

17.04 Unshipped Products and Materials. Upon termination or expiration of this TS Agreement, Supplier and any Contract Manufacturer will promptly ship to Buyer at the address(es) designated by Buyer pursuant to Section 5.01, and Buyer will purchase:
       (a) any unshipped Products as of the Termination Date or the date of expiration, at the price(s) set forth in Schedule TS9.01 as modified pursuant to Section 9.01; and
       (b) any unused but usable raw and packaging materials exclusively related to Products, at Supplier's actual cost.
       Buyer will be responsible for paying for the shipment of, and will bear the risk of loss for, usable raw and packaging materials and Products to the designated location(s).


                                 ARTICLE XVIII
                                 MISCELLANEOUS

18.01 Entire Agreement. The Transaction Documents constitute the entire agreement among Supplier, certain of Supplier's Affiliates, and Buyer with respect to, among other things, the Manufacture of Products. In the event of any inconsistency between the Transaction Documents and any subsequently-issued document, including without limitation a written purchase order, the Transaction Documents will prevail.

18.02 Taxes. Buyer and Supplier each agree to pay all taxes assessed on all materials, excluding Products, to which they have title. Buyer will be responsible for paying all taxes assessed on finished Products.

18.03 Supplier's Employees and Independent Contractor Status. During the term hereof, and for a period of 1 year after the expiration or termination of this TS Agreement, Buyer and its Affiliates and agents will not without Supplier's prior written agreement directly or indirectly solicit for employment or hire any employees of Supplier or its Affiliates who have worked primarily in the Manufacture of Products. Supplier is acting as an independent contractor.

18.04 Force Majeure. Neither party (the "Affected Party") will be liable to the other (the "Non-Affected Party") for failure to perform any part of this TS Agreement if such failure results from an act of God, war conditions, revolt, revolution, sabotage, actions of a Governmental Entity, laws, regulations, embargo, fire, strike, other labor trouble, or any cause beyond the Affected Party's control. Upon the occurrence of any such event which results in, or will result in, delay or failure to perform according to the terms of this TS Agreement, the Affected Party will promptly give notice to the Non-Affected Party of such occurrence and the effect and/or anticipated effect of such occurrence. The Affected Party will use its reasonable efforts to minimize disruptions in its performance and to resume performance of its obligations under this TS Agreement as soon as practicable, provided, however, the resolution of any strike or labor trouble will be within the sole discretion of the Affected Party.

18.05 No Right of Set-Off. Notwithstanding any other provisions of this TS Agreement or any other agreement between the parties, all payments to be made by either party under the Transaction Documents will be made free of any set-off and will be promptly remitted to the party entitled to receive payment hereunder.

18.06 Employment Relationship. The personnel of each Party performing any services hereunder will be the employees of that Party, and the other Party will have no labor relationship with such personnel nor will the other Party be liable for wages, salaries, benefits or collective bargaining liabilities to such employees.

18.07 Confidentiality. Each Party will regard as confidential and proprietary all of the information communicated to it by the other Party in connection with this Agreement (which information will at all times be the property of the other Party). Each Party will not, without the prior written consent of the other Party, at any time (a) use such information for any purpose other than in connection with the performance of its obligations under this Agreement or (b) disclose any portion of such information to third parties, excluding Party's agents or subcontractors which are directly performing services for Supplier in connection with this Agreement (and who will be informed of and subject to the requirements of this section). Each Party will at the termination or expiration of this Agreement return to the other Party all such information which is in written or tangible form (including all copies, summaries and notes of the contents thereof).

18.07 Limitation. Any other Action pursuant to this TS Agreement, including any Action with respect to an indemnity obligation, must be commenced within 1 year after the expiration or termination of this TS Agreement.

18.08 Notices. All notices required or permitted to be given under this TS Agreement will be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated below, or at such other address as Supplier or Buyer may provide by notice to the other:


Supplier:  The Procter & Gamble Manufacturing Company
           Two Procter & Gamble Plaza
           Cincinnati, OH 45202
           Attention:

           Fax:

                     With a copy to:  Sharon Abrams, Esq.
                                      Associate General Counsel
                                      The Procter & Gamble Company
                                      One Procter & Gamble Plaza
                                      Cincinnati, OH 45202

                                      Fax:  (513) 983-4274

Buyer:


                     Attention:

                     Fax:

                     With copies to:



                                     Fax:


18.09 Waiver of Certain Defaults. All claims for failure or alleged failure of Products to meet Specifications will be deemed waived unless received by Supplier in writing within 15 calendar days after receipt by Buyer of the Products in question.

IN WITNESS WHEREOF, the parties have signed this TS Agreement on the date first set forth above.

THE PROCTER & GAMBLE                    MBW INVESTORS LLC
MANUFACTURING COMPANY



By: _____________________________       By: _____________________________

Name printed: ___________________       Name printed: ___________________

Title: __________________________       Title: __________________________

                                Schedule TS2.01


         Confidential treatment for Schedule TS2.0l has been requested

                                SCHEDULE T53.02


                 ILLUSTRATION OF PERMITTED FORECAST VARIATIONS

                                  PAGE 1 OF 2


For purposes of this illustration, assume the Closing Date is December 15, 1997; therefore the First Going Month is January 1998. Fractional case quantities will be used below for clarity, even though they will not be produced in practice.

On January 8,1995, Buyer must deliver to Supplier a Forecast for February 1998 (the Next Month), March 1998 (the Second Month), April 1998 (the Third Month) and each remaining month in the Transitional Period. For purposes of this illustration, assume that Buyer forecasts its requirements for every month of the Transitional Period at 7,000 cases per month, divided evenly among the Product Categories (i.e., 1,000 cases in each Product Category). Further assume that each Product Category contains 10 SKUs, and that Buyer forecasts its requirements as being split evenly among all SKUs (i.e., Buyer forecasts requirements of 100 cases for each SKU).

The Baseline quantities specified for February on January 8 by Buyer are firm, subject to Buyer's right to make changes until February 5 of 10% or less by SKU, with a maximum variation of 5% by Product Category. This means that, as long as Buyer notifies Supplier by February 5, Supplier will be required to Manufacture during February between 90 and 110 cases of each SKU, with the total cases for each Product Category being between 950 and 1,050.

The Baseline quantities specified for March on January 8 are subject to Buyer's right to make changes until February 8 of 20% or less by SKU, with a maximum variation of 10% by Product Category. Thus, the Forecast delivered on February
8 could call for between 80 and 120 cases of each SKU, with the total cases for each Product Category being between 900 and 1,100. Assume that the February 8 Forecast for March production calls for 97 cases of each SKU, for a total of 970 cases per Product Category. Then, as long as Buyer notifies Supplier by March 5, Buyer can further vary these quantities by the amounts permitted for quantities that have become firm written purchase order-i.e., another 10% or less by SKU, with a maximum variation of 5% by Product Category. Thus, if Supplier receives the proper notice by March 5, it will be required to Manufacture during March between 87.3 and 106.7 cases per SKU, with the total cases for each Product Category being between 921.5 and 1,018.5.

                                SCHEDULE T53.02


                 ILLUSTRATION OF PERMITTED FORECAST VARIATIONS
                                  PAGE 2 OF 2



The Baseline quantities specified for April on January 8 are subject to Buyer's right to make changes until March 8 of 20% or less by SKU, with a maximum variation of 10% by Product Category. Thus, the Forecast delivered on March 8 could call for between 80 and 120 cases of each SKU, with the total cases for each Product Category being between 900 and 1,100. [Note that these figures will not vary depending on the numbers in the February 8 Forecast, because March's Baseline quantities were set on January 8]. Assume that the March 8 Forecast for April production calls for 110 cases of each SKU, for a total of 1,100 cases per Product Category. Then, as long as Buyer notifies Supplier by April 5, Buyer can further vary these quantities by the amounts permitted for quantities that have become firm written purchase orders-i.e., another 10% or less by SKU, with a maximum variation of 5% by Product Category. Thus, if Supplier receives the proper notice by April Sit will be required to Manufacture during April between 99 and 121 cases per SKU, with the total cases for each Product Category being between 1,045 and 1155.

Note that the Baseline quantities for March and April were set by the January 8 Forecast. Likewise, the Baseline quantities for May would be set by the February 8 Forecast; the Baseline quantities for June would be set by the March 8 forecast, and so forth.

                                Schedule TS9.01


         Confidential treatment for Schedule TS9.0l has been requested